Exhibit 99.1

Towerstream Reports Upon First Quarter Results for 2017 and Comments on Key Performance Indicators

MIDDLETOWN, R.I., May 15, 2017 (GLOBE NEWSWIRE) -- Towerstream Corporation (OTCQB:TWER), a Fixed Wireless Fiber Alternative Provider, announced today financial results for the quarter ended March 31, 2017.

OVERVIEW

"Towerstream has entered a new and exciting evolutionary phase during the first quarter of 2017 which I call Towerstream 2.0", commented Mr. Ernest Ortega who assumed the role of the Company's Chief Executive Officer on January 24, 2017, "and that is reflected in the favorable changes in the financial and other operating metrics discussed throughout this news release."

KEY PERFORMANCE INDICATORS

"Our Key Performance Indicators ("KPIs") tell a great story for the start of 2017 and reflect the initiatives put into place during 2016 and early 2017" said Mr. Ortega. "When the KPIs for the first quarter of 2017 are compared to the immediately preceding quarter and the comparable quarter one year ago, the evidence is clear."

	Quarters Ended
	March 31,	December 31,	March 31
	2017	2016	2016
	(All amounts in thousands of dollars except Churn)

Cash Flow	$(1,204)	$(1,992)	$(5,476)
Sales	149	122	142
Churn	1.39%	1.52%	1.65%
ARPU	550	496	525
Revenue	6,572	6,625	6,734
EBITDA	245	(488)	(2,415)

Cash Flow

This KPI represents cash flow from our continuing and discontinued operations for the indicated periods. (The latter is now less than $75,000 on a quarterly basis and is expected to decrease during the balance of 2017.) Cash flow has steadily improved from ($5,476,000) in the comparable quarter one year ago, to ($1,992,000) in the immediately preceding quarter, to ($1,204,000) in the first quarter of 2017.

"I am pleased to report significant reductions in our quarterly cash burn from one year ago. That swing represents a $4,272,000 IMPROVEMENT in our quarterly cash flow. Similar to the improvements in EBITDA reported below, this reduction in our quarterly cash burn is a direct result of management's actions throughout 2016 coupled with the hard work of all members of the Towerstream Team during 2017" said Mr. Ortega. "In the quarters ahead we have routine improvements to make in our network infrastructure along with further investments in our sales force and marketing efforts. Consequently, we expect to see net cash outflows for capital expenditures and operations during the remaining quarters of 2017 which are comparable to those reported for the first quarter."

Sales

This KPI represents the monthly recurring revenue value of contracts signed with customers during the period. This amount increased 5% over the comparable quarter last year and increased 22% over the immediately preceding quarter.

"This KPI is an excellent measure of the productivity of our sales force. Our sales organization has been restructured to create a more disciplined approach to identifying and target our prospective customers. Included in this strategy is a new methodology on how we market our products to our end-users" reported Mr. Ortega. "This new methodology, which includes professional sales and development training, will assist our sales professionals with achieving both volume and velocity."

Churn

This KPI represents the normal monthly attrition of revenue which is conventional in the internet connectivity industry. This amount improved 18% versus the comparable quarter last year and improved 9% versus the immediately preceding quarter.

"These percentages show consistent improvement which I attribute to the excellent customer service provided by every department within Towerstream" said Mr. Ortega. "While a measure of churn is unavoidable, I am pleased to report that our 1.39% churn rate for the first quarter of 2017 compares favorably to our industry peers and is the FIRST TIME IN FIVE YEARS that Towerstream has had a quarterly churn rate below 1.5%. This is a significant milestone and tangible evidence of the effect of Towerstream 2.0 initiatives."

ARPU

This KPI represents the average revenue per user ("ARPU") for contracts signed with customers during the indicated periods and added to our Customer Base. This amount increased 5% over the comparable quarter last year and increased 11% over the immediately preceding quarter.

"While I am pleased with the improvements to this performance indicator, there is room for improvement in this area" observed Mr. Ortega. "This is being addressed through the changes in the sales organization previously discussed, continued modification to our product offerings, and our 'Three-Point Service Guarantee' program. The last item is a program which addresses value, but also guarantees prompt delivery and response as well as network stability and reliability."

Revenue

This KPI represents the revenue value of all active installations for the indicated periods. This amount is roughly comparable to the quarters for last year and the immediately preceding quarter. This amount decreased 2% versus the comparable quarter last year and 1% versus the immediately preceding quarter.

"While revenue amounts were relatively unchanged quarter to quarter, I am confident that we have reached our inflection point whereby the revenue erosion that has plagued the Company for the last five years is now behind us" stated Mr. Ortega. "Further, as described above, we have made significant changes within our sales organization and expect improvements to revenue in the quarters ahead."

EBITDA

This KPI represents earnings before interest, taxes, depreciation, and amortization ("EBITDA") for continuing operations and excludes non-cash charges for stock-based compensation. It has steadily improved from ($2,415,000) in the comparable quarter one year ago, to ($488,000) in the immediately preceding quarter, to a POSITIVE $245,000 in the first quarter of 2017.

"I am thrilled to report the improvement in EBITDA from one year ago" commented Mr. Ortega. "That swing represents a $2,660,000 IMPROVEMENT in our operating results and is a direct result of management's actions throughout 2016 coupled with the hard work of all members of the Towerstream Team during 2017. I look forward to reporting additional positive EBITDA numbers during the year ahead."

SUMMARY

“As I have indicated in previous press releases, we have 'right-sized' our cost infrastructure to be more in line with our revenue, thus allowing us to take advantage of the opportunities that exist in the marketplace. Our vision for Towerstream 2.0 in 2017 and beyond is to be the trusted, reliable, and cost-efficient service provider through leveraging our state-of-the-art fixed wireless network to serve both enterprises and service providers" indicated Mr. Ortega. "We will achieve this objective through our Three-Year Plan which includes continual rationalization of our product portfolio, investing in our sales organization, and leveraging our existing reliable high-capacity multi-city network. As discussed in the preceding paragraphs, we can already see the results of those initiatives in the positive results for the first quarter of 2017."

In closing, Mr. Ortega said "As stated once before, our focus is now to flawlessly execute the Towerstream 2.0 strategy described above. My management team and I firmly believe we have the right strategy in place that will catapult Towerstream into a very prosperous future."

FINANCIAL STATEMENTS

Summary Statement of Operations for the Quarter Ended March 31, 2017 and 2016

(Amounts in millions except loss per share)

	2017	2016

Revenues	$6.6	$6.7
Operating expenses	9.1	10.4
Operating loss	(2.5)	(3.7)
Interest expense	(1.3)	(1.6)
Loss from continuing operations	(3.8)	(5.3)
Loss from discontinued operations	-	(1.7)
Net loss	$(3.8)	$(7.0)

Loss per share (basic and diluted):
Continuing operations	$(0.19)	$(1.55)
Discontinued operations	-	(0.51)
Total	$(0.19)	$(2.06)

Summary Balance Sheets as of March 31, 2017 and December 31, 2016

(Amounts in millions)

	2017	2016

Cash	$11.1	$12.3
Other current assets	1.2	1.1
Total current assets	12.3	13.4
Property and equipment (net)	13.8	15.3
Intangibles, goodwill, and other	5.3	5.7
Total assets	$31.4	$34.4

Current liabilities - Continuing operations	$3.4	$3.3
Current liabilities - Discontinued operations	1.2	1.2
Total current liabilities	4.6	4.5
Long-term liabilities - Note payable (net)	32.1	31.5
Long-term liabilities - Other	1.0	1.2
Total liabilities	37.7	37.2
Equity (deficit)	(6.3)	(2.8)
Total liabilities and equity (deficit)	$31.4	$34.4

NON-GAAP MEASURES

The KPIs discussed above used for the monitoring of the Company's business performance are Non-GAAP measures. These Non-GAAP measures are not recognized under Generally Accepted Accounting Principles ("GAAP") and, accordingly, investors are cautioned about using or relying on them as alternatives to recognized GAAP measures. Our methods of calculating these measures may not be comparable to similar measures presented by other companies.

ABOUT TOWERSTREAM CORPORATION

Towerstream Corporation (OTCQB:TWER / www.towerstream.com) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The Company offers broadband services in twelve urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

SAFE HARBOR

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

INVESTOR CONTACT

Frederick Larcombe

Chief Financial Officer

Towerstream

401-608-8223

flarcombe@towerstream.com